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Exhibit 10.14

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of June 29, 2004, by 4246519 Canada, Inc. ("Western"), Finproject Group S.p.A., an Italian company incorporated in Italy, 3107019 Canada, Inc., a Canadian corporation, John Massotta, an individual resident in the United States, and Daniel J. Hunter, an individual resident in the United States (collectively "Sellers").

RECITALS

        Sellers desire to sell, and Western desires to purchase, all of the issued and outstanding shares of all classes of the capital stock of Finproject N.A., Inc. a Canadian corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS.

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        1.1.  "Acquired Companies" shall mean the Company and its Subsidiaries, collectively.

        1.2.  "Ancillary Agreements" shall mean the Supply Agreement and the Employment Agreements.

        1.3.  "Balance Sheet" shall have the meaning set forth in Section 3.4.

        1.4.  "Closing" shall have the meaning set forth in Section 2.6.

        1.5.  "Closing Date" shall mean the date and time as of which the Closing actually takes place.

        1.6.  "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement and the Ancillary Agreements.

        1.7.  "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

        1.8.  "Disclosure Letter" shall mean the disclosure letter delivered by Sellers to Western concurrently with the execution and delivery of this Agreement.

        1.9.  "Employment Agreements" shall have the meaning set forth in Section 2.7.

        1.10. "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothec, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        1.11. "Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment

(including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

        1.12. "GAAP" shall mean generally accepted Canadian accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

        1.13. "Governmental Authorization" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any legal requirement.

        1.14. "Holdback" shall have the meaning set forth in Section 2.4(c).

        1.15. "Intellectual Property Assets" shall have the meaning set forth in Section 3.21.

        1.16. "Interim Balance Sheet" shall have the meaning set forth in Section 3.4.

        1.17. "Knowledge" as used herein, an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        1.18. "Net Profit" shall mean the operating profits calculated in accordance with GAAP and using the same methodology as used in previous balance sheets of Seller less interest for the period defined.

        1.19. "Non-Resident Sellers" shall mean Finproject Group SPA, Daniel J. Hunter and John Massotta.

        1.20. "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

        1.21. "Person" shall mean any individual, corporation, partnership, limited liability company or other entity or governmental body.

        1.22. "Shares" shall mean the issued and outstanding shares of all classes of the capital stock of the Company as set forth in Part 3.3 of the Disclosure Letter.

        1.23. "Subsidiary(ies)" shall mean with respect to any entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a fifty percent (50%) voting equity interest or that is otherwise, directly or indirectly, controlled by such entity.

        1.24. "Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

        1.25. "Withholding Tax Escrow Agreement" shall mean the escrow agreement executed by the Non-Resident Sellers, Western and the Company on the Closing.

2.     SALE AND TRANSFER OF SHARES; CLOSING.

        2.1.    Shares.    Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer all of the Class A, Class B and Class C shares to Western, and Western will purchase the said Class A, Class B and Class C shares from Sellers.

        2.2.    Purchase Price.    The purchase price (the "Purchase Price") for the Shares will be

          (a).  Six Million Five Hundred Thousand Canadian Dollars ($6,500,000 to be paid in accordance with Section 2.4 below.

          (b)   An amount equal to the Company's Net Profit (excluding Western business) between January 1, 2004 and June 30, 2004, provided however, in no case will this amount exceed Two Hundred Thousand Canadian Dollars ($200,000). The June 30 balance sheet will determine said amount and will be delivered to Seller by July 30, 2004.

        2.3.    Non-Resident Sellers.    The Non-Resident Sellers acknowledge that an amount set out opposite each such Seller's name under the heading "Withholding Amount" in Section 2.4 below (hereinafter referred to as the "Withholding Amount") will be withheld by the Purchaser from such Non-Resident Sellers' entitlements to the Purchase Price and dealt with in accordance with the Withholding Tax Escrow Agreement.

        2.4.    Payment of Purchase Price.

          (a).  The $6,500,000 Canadian portion of the Purchase Price payable at Closing shall be paid and satisfied by Purchaser as follows:

Seller	Proportion of Purchase Price	Purchase Price	Payment at Closing	Withholding Amount
Finproject Group S.p.A.	66.76%	$4,339,400	$2,733,822	$1,654,980.40
3107019	30.55%	$1,985,750	$1,985,750	$0.00
Daniel J. Hunter	1.345%	$87,425	$65,568.75	$22,528.75
John Massotta	1.345%	$87,425	$65,568.75	$22,528.75
TOTAL	100%	$6,500,000	$4,850,709.50	$1,700,037.90

*
All Amounts in Canadian Dollars

          (b).  Western will retain the amount due under Section 2.2(b) for a period of 2 years from Closing as security against any breaches of this Agreement, including but not limited to the Representations and Warranties of Sellers stated in Section 3 below (the "Holdback"). The Holdback shall be released to Sellers in proportion of ownership on the two-year anniversary of the execution of this Agreement (the "Release Date"), subject to any deductions in accordance with Section 8 below. The Holdback shall not in any way affect the transfer of ownership of the Shares to Western at the Closing.

        2.5.    Class D Shares.    As to the 300,000 Class D shares of the capital stock of the Company held by Finproject Group S.p.A., Western undertakes to take all corporate action required in order to ensure that the Company will proceed with the repurchase of all such 300,000 Class D shares within 6 months following the Closing, by monthly installment of $50,000 Canadian plus interest, according to the letter dated January 4, 2004; the first monthly installment being payable on July 5, 2004.

        2.6.    Closing.    The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller's counsel on June 29, 2004 or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this

Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        2.7.    Closing Obligations.    At, the Closing:

          (a).  Sellers will deliver to Western:

            (i).   certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Western;

            (ii).  employment agreements executed by Andrew Reddyhoff and Marie Claude DeBilly (collectively, "Employment Agreements");

            (iii). A supply agreement with Finproject S.p.A. executed by Seller (the "Supply Agreement"); and

            (iv). Written resignation of designated Directors and Officers of the; and

          (b).  At the Closing, Western will deliver to Sellers:

            (i).   $6,700,000 Canadian Dollars less any monies withheld in accordance with Section 2.3 and 2.4(b) of this Agreement, distributed to Sellers in accordance with their instructions;

            (ii).  the Employment Agreements, executed by Western;

            (iii). the Supply Agreement.

        2.8    Tax Clearance Certificates/Escrow.    On the Closing Date, Non-Resident Seller's have not delivered the appropriate Clearance Certificate under the income tax laws in Canada and Quebec. The Non-Resident Sellers agree that the Purchaser shall place the appropriate portion of the Purchase Price in an escrow account to be held until the Certificates are received and all related obligations are met in accordance with the Withholding Tax Escrow Agreement.

3.     REPRESENTATIONS AND WARRANTIES OF SELLERS.

        Sellers represent and warrant to Western as follows:

        3.1.    Organization and Good Standing.

          (a).  Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its respective Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b).  Sellers have delivered to Western copies of the articles of incorporation and the bylaws of each Acquired Company, as currently in effect.

        3.2.    Authority; No Conflict.

          (a).  This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of this Agreement and the Ancillary Agreements to which the Sellers are a party, such Ancillary

  Agreements will constitute legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which Sellers are a party and to perform their obligations under this Agreement and such Ancillary Agreements.

          (b).  Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller or the Acquired Companies, nor the consummation of the Contemplated Transactions will (i) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under any provision of the articles of incorporation or by-laws of any Acquired Company, in each case as currently in effect, (ii) conflict with, violate, constitute a default under, result in a termination, acceleration or breach of, provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both), or require the consent of any party under any Contract and will not have any material adverse effect upon any such Contract pursuant to the terms of those Contracts, or (c) conflict with, violate or breach any Order.

          (c).  Except as set forth in Part 3.2 of the Disclosure Letter, and for non-material equipment, office furniture, and vehicle leases, no Seller or Acquired Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3.    Capitalization.    The authorized equity securities of the Company are as set forth in Part 3.3 of the Disclosure Letter and all such securities are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The number of issued and outstanding shares of Company Common Stock held by each Seller is set forth in Part 3.3 of the Disclosure Letter, and no other Shares, or other equity securities are issued or outstanding or will be issued or outstanding immediately prior to the Closing. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Except as disclosed in Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any legal requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

        3.4.    Financial Statements.    Sellers have delivered to Western: (a) the audited balance sheets of the Acquired Companies for each of the years 2000 through 2003, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte and Touche, independent certified public accountants, (b) a balance sheet for the Acquired Companies as at December 31, 2003 (including the notes thereto, the "Balance Sheet(s)"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Deloitte and Touche, independent certified public accountants, and (c) unaudited balance sheets of the Acquired Companies as at March 31, 2004 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the 3 months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheets); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of the Company.

        3.5.    Books and Records.    The books, records and accounts of the Acquired Companies, all of which have been made available to Western, (a) are complete and correct, (b) have been maintained in accordance with sound business practices, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies and (d) accurately and fairly reflect the basis for the Financial Statements described in Section 3.4. Except as provided in Part 3.5 of the Disclosure Letter, each of the Acquired Companies has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (x) transactions are executed in accordance with management's general or specific authorization; (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP and (2) to maintain accountability for assets; and (z) the amount recorded for assets on the books and records of each of the Acquired Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies in all material respects, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

        3.6.    Title to Properties; Encumbrances.    The Acquired Companies have good and marketable title to all of their assets (other than leased properties) owned or used in their businesses or as shown in the Balance Sheet and the Interim Balance Sheet, free and clear of all Encumbrances, except as disclosed in Part 3.6 of the Disclosure Letter, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

        3.7.    Condition and Sufficiency of Assets.    The Acquired Companies' assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The machinery and equipment owned or leased by Company are in all material respects: (a) in good operating condition and repair, ordinary wear and tear excepted, (b) maintained in accordance with manufacturer's recommendations and sound engineering practices, (c) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (d) to the knowledge of the Company and the Sellers, free from any material defects. The assets of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

        3.8.    Accounts Receivable.    All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, consistent with past practices. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable, excluding any Accounts Receivable attributable to Western. Western will give notice to Sellers regarding any uncollected Accounts Receivable following the 120-day period. Sellers shall have an additional 30 days after such notice to collect such Accounts Receivable before becoming liable to Western. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, consistent with past practices, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

        3.9.    Inventory.    All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, consistent with past practices, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the ordinary course of business of the Acquired Companies.

        3.10.    No Undisclosed Liabilities.    Except as set forth in the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business, consistent with past practices since the respective dates thereof.

        3.11.    Taxes.

          (a).  The Acquired Companies have filed or caused to be filed all Tax Returns (defined below) that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable legal requirements. Sellers have delivered to Western copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 1997. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. As used herein, "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

          (b).  The income Tax Returns of each Acquired Company subject to such Taxes have been audited by the relevant tax authorities or are closed by the applicable statute of limitations for all taxable years through 2003. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since 1997. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

          (c).  The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed Tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that any Acquired Company is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

          (d).  All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no Tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

        3.12.    No Material Adverse Change.    Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

        3.13.    Employees; Employee Benefits.

          (a).  Part 3.13 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since April 30, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's Company Benefit Arrangements (defined below) or Company Pension Plan (defined below).

          (b).  No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To the Acquired Companies' and the Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.

          (c).  Part 3.13 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

          (d).  Except as set forth in Part 3.13 to the Disclosure Letter, the Acquired Companies do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          (e).  Except as disclosed in Part 3.13 of the Disclosure Letter, neither of the Acquired Companies (i) has ever been and is not now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has any current labor disputes. Each of the Acquired Companies has good employee relations, and has no Knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such employee relations, and has no Knowledge that any of its key employees intends to leave its employ. All of the employees of the Acquired Companies are legally permitted to be employed by the Acquired Companies, respectively, in their current job capacities.

          (f).   Part 3.13 to the Disclosure Letter identifies (i) each "employee benefit plan," and (ii) all other written or formal plans or agreements (other than statutory programs in the province of Quebec or Canada) involving direct or indirect compensation or benefits in the aggregate amount including each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for amounts of insurance coverage in excess of $100,000 (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is entered into, currently or is previously maintained or contributed to, as the case may be, by the Acquired Companies and (B) covers any employee or former employee of the Acquired Companies (excluding workers' compensation, unemployment and other government mandated plans). Such contracts, plans and arrangements as are described in this Section 3.13 are herein referred to collectively as the "Company Benefit Arrangements."

          (g).  Copies of all Company Benefit Arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions and any summary of any material modification) have been delivered to Western, together with the three most recent annual reports prepared in connection with any such Company Benefit Arrangements. All Company Benefit Arrangements that individually or collectively would constitute an "employee pension benefit plan," (collectively, the "Company Pension Plans"), are identified as such in Part 3.13 of the Disclosure Letter. All contributions due from either Acquired Company in an aggregate amount in excess of $25,000 with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Acquired Companies' financial statements as of April 30, 2004. Each Company Benefit Arrangement has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations. No Company Pension Plan constitutes a "multiemployer" plan.

          (h).  No Company Benefit Arrangement will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. To the extent permitted by applicable law, Western has been given direct access to the claims experience of any Company health plan to enable it to ascertain whether any persons covered by that plan have incurred claims in excess of $100,000 in the preceding 12 months. Company has taken such actions as may be necessary to authorize Western to obtain such information. However, Company does not represent that such information may be provided to Western under applicable law. Western shall take such actions as are appropriate under the circumstances to preserve the confidentiality of that data so as to comply with applicable law.

          (i).   There has been no amendment to, written interpretation or announcement (whether or not written) by the Acquired Companies relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended 2003, except for any changes required by applicable law.

          (j).   The group health plans that benefit employees of the Acquired Companies are in compliance, in all material respects, with the continuation coverage requirements applicable to the Company and the regulations thereunder, as such requirements affect the Acquired Companies and their employees.

          (k).  The Acquired Companies are in compliance in all material respects with all legal requirements, agreements and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has made commercially reasonable efforts to correctly classify employees in accordance with any applicable laws, regulations or statutes.

          (l).   A true and complete list of all employees, officers and consultants of the Acquired Companies, their current compensation, their department and their title is set forth on Part 3.13 to the Disclosure Letter. The Acquired Companies will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

          (m). Except as disclosed in Part 3.13 to the Disclosure Letter, neither of the Acquired Companies is a party to any: (i) agreement with any executive officer or other key employee thereof (x) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such company in the nature of any of the Contemplated Transactions, (y) providing any term of employment or compensation guarantee, or (z) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions.

        3.14.    Compliance With Legal Requirements; Governmental Authorizations.

          (a).  Each Acquired Company has complied with and will be, as of the Closing Date, in compliance with each law, ordinance, regulation and rule, and Order that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any such applicable law, ordinance, regulation and rule, and Order. Except as set forth in Part 3.14 of the Disclosure Letter, there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject. Each Acquired Company has filed all applicable government reports required by law. All reports filed by each Acquired Company are true, correct and complete.

          (b).  Each of the Acquired Companies has received all Governmental Authorizations that are necessary and/or legally required for the Acquired Companies to conduct its respective business as currently conducted without any violation of applicable law. All such Governmental Authorizations are in full force and effect and are listed in Part 3.14 to the Disclosure Letter and to the Knowledge of the Acquired Companies there exists no current default under or violation of any such permit or approval. Neither of the Acquired Companies has received any notice or other communication from any governmental authority regarding (i) any actual or possible violation of law or any Governmental Authorization or any failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        3.15.    Legal Proceedings.    Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending action, mediation, arbitration, audit, hearing, investigation, litigation, suit or other proceeding pending or to the Acquired Companies' and the Sellers' knowledge, threatened against the Acquired Companies (or against any officer, director, employee or agent of the Acquired Companies) or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Sellers and the Acquired Companies, (1) no such action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, mediation, arbitration, audit, hearing, investigation, litigation, suit or other proceeding. Sellers have delivered to Western copies of all pleadings, correspondence, and other documents relating to each action, mediation, arbitration, audit, hearing, investigation, litigation, suit or other proceeding listed in Part 3.15 of the Disclosure Letter. To the Knowledge of Sellers and the Acquired Companies, the matters listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

        3.16.    Absence Of Certain Changes And Events.    Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the ordinary course of business, consistent with past practices and there has not been any:

          (a).  change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

          (b).  any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock, or any acceleration or release of any right to repurchase shares of Company's capital stock upon the shareholder's termination of employment or services with Company or pursuant to any right of first refusal;

          (c).  amendment to the articles or certificate of incorporation or the bylaws of any Acquired Company;

          (d).  payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business, consistent with past practices) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

          (e).  adoption of, or increase in the payments to or benefits under, any Company Benefit Arrangement;

          (f).   any labor dispute or claim of unfair labor practices;

          (g).  any change with respect to the officers or management or key employees of Company;

          (h).  damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

          (i).   entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $50,000 Canadian Dollars;

          (j).   sale (other than sales of inventory in the ordinary course of business, consistent with past practices), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including any license, transfer or grant of a right under any Intellectual Property Assets of the Acquired Companies;

          (k).  any entry into, amendment of, relinquishment, termination or nonrenewal by Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to, Company in excess of $25,000 Canadian Dollars individually or $50,000 Canadian Dollars in the aggregate;

          (l).   any material obligation or liability incurred other than in the ordinary course of business consistent with past practice, or any borrowing of moneys (other than the incurrence of trade accounts payable in the ordinary course of business consistent with past practice) in excess of $25,000 Canadian Dollars in the aggregate;

          (m). any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or advances made in the ordinary course of business consistent with past practices;

          (n).  any agreement entered into by either of the Acquired Companies for the deferral by such company of the payment of any accounts payable outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

          (o).  any material change in the manner in which either of the Acquired Companies extends discounts, credits or warranties to customers or otherwise does business with its customers;

          (p).  material change in the accounting methods used by any Acquired Company; or

          (q).  any agreement or arrangement made by the Acquired Companies to do any of the foregoing or to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Company set forth in Section 3 of this Agreement untrue or incorrect as of the date when made.

        3.17.    Contracts; No Defaults.

          (a).  Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Western true and complete copies, of:

            (i).   any Contract, commitment, agreement, or purchase order providing for payments by or to the Acquired Companies in an aggregate amount of (i) $50,000 Canadian Dollars or more in the ordinary course of business, consistent with past practice, or (ii) $25,000 Canadian Dollars or more outside the ordinary course of business, consistent with past practice;

            (ii).  any Contract under which any Acquired Company is licensor of Intellectual Property Assets, or under which any Acquired Company is licensee of any intellectual property of any other Person (except for standard "shrink wrap" licenses for off-the-shelf software products);

            (iii). any Contract by any Acquired Company to encumber, transfer or sell rights in or with respect to any Intellectual Property Assets;

            (iv). any Contract for the sale or lease of real or personal property involving more than $25,000 per year other than sales of inventory or equipment in the ordinary course of business consistent with past practice;

            (v).  any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, volume purchase Contract or other Contract for the distribution or sale of the Acquired Companies' products (other than individual purchase orders in the ordinary course of business consistent with past practice);

            (vi). any joint venture Contract or any other Contract that involves a sharing of profits with other persons or the payment of royalties to any other person;

            (vii). any instrument evidencing indebtedness for borrowed money or guarantees thereof;

            (viii). any Contract containing covenants purporting to limit the Acquired Companies' freedom to compete in any line of business in any geographic area or that restricts the Acquired Company from soliciting potential employees, consultants, contractors, suppliers or customers or that would restrict Western from carrying on the business of the Acquired Companies after the Closing;

            (ix). any Contract of indemnification or warranty, other than standard warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

            (x).  any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any products or services.

            (xi). any Contract with any employee

            (xii). any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less;

            (xiii). any Contract with or commitment to any labor union; or

            (xiv). any other oral or written agreement, obligation or commitment that is material to Company, its financial condition, business or prospects.

        A true and complete copy (or if not in writing, a description) of all Contracts and all amendments and schedules thereto has been delivered to Western. All Contracts are valid and in full force and effect. Neither of the Acquired Companies, nor, to the knowledge of the Sellers, any other party is in breach of or default under any material term of any Contract, nor will either of the Acquired Companies nor, to the Company's or Sellers' knowledge, any other party be in breach of or default under any such term after giving effect to the Contemplated Transactions. To the knowledge of Company and the Sellers, no party to any such Contract intends to cancel, withdraw, modify or amend such Contract. Neither of the Acquired Companies is a party to any Contract with any customer, supplier, landlord or labor union or association that (i) contains any provision that is or could reasonably be expected to become materially burdensome to such Acquired Company, other than provisions that are in the ordinary course of such Acquired Company's business and are consistent with industry practice; (ii) provides for the reduction of prices charged by such Acquired Company to any significant customer for its products or services other than price reductions that are proportionate to reductions in the related costs (including, without limitation, any "most favored customer" provisions); (iii) provides for any increases in the prices to be paid by such Acquired Company to any significant supplier for any products or services; or (iv) provides for any warranty or similar obligations with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by such Acquired Company.

        3.18.    Insurance.    The Acquired Companies maintain policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of the Acquired Companies, including without limitation all legally required insurance and errors and omissions, casualty, fire and general liability insurance as listed in Part 3.18 of the Disclosure Letter. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the issuers or underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Acquired Companies are otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect. The Acquired Companies have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by Company are set forth in Part 3.18 to the Disclosure Letter together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible, and the applicable provisions, as of the date of the Agreement.

        3.19.    Environmental Matters.

          (a).  As used herein, the following terms shall have the following meanings:

            (i).   "Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law and consisting of or relating to: any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions

    ("Cleanup") required by applicable Environmental Law (whether or not such Cleanup has been required or requested by any governmental body or any other Person) and for any natural resource damages; or any other compliance, corrective, investigative, or remedial measures required under Environmental Law.

            (ii).  "Environment" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            (iii). "Environmental Law" shall mean any legal requirement that requires or relates to: advising appropriate authorities, employees, and the public of intended or actual Releases of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; protecting resources, species, or ecological amenities; reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, oil, or other potentially harmful substances; cleaning up Hazardous Materials that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or a legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            (iv). "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

            (v).  "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

            (vi). "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          (b).  Except as set forth in part 3.19 of the disclosure letter:

            (i).   Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities

          (c).  There has been no Release or, to the Knowledge of Sellers and the Acquired Companies, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, any Acquired Company, or any other Person.

        3.20.    Labor Relations.    Except as disclosed in Part 3.20 of the Disclosure Letter, there are no activities or proceedings of any labor union to organize any employees of the Acquired Companies and there are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of the Acquired Companies.

        3.21.    Intellectual Property.

          (a).  The term "Intellectual Property Assets" includes:

            (i).   all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii).  all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

            (iii). all copyrights in both published works and unpublished works (collectively, "Copyrights");

            (iv). all rights in mask works (collectively, "Rights in Mask Works"); and

            (v).  all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor.

          (b).  Part 3.21(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1000 Canadian Dollars under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no threatened disputes or disagreements with respect to any such agreement.

          (c).  Know-How Necessary for the Business.

            (i).   The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets or the Acquired Companies.

            (ii).  Except as set forth in Part 3.21(c) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. No employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

          (d).  Patents.

            (i).   Part 3.21(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances and other adverse claims, except as set forth in Part 3.6 of the Disclosure Letter.

            (ii).  All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

            (iii). To Seller and Acquired Company's Knowledge, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

            (iv). To Seller and Acquired Company's Knowledge, no Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

            (v).  All products made, used, or sold under the Patents have been marked with the proper patent notice.

          (e).  Trademarks.

            (i).   Part 3.21(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of Encumbrances and other adverse claims, except as disclosed in Part 3.6 of the Disclosure Letter.

            (ii).  All Marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

            (iii). No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is threatened with the respect to any of the Marks.

            (iv). To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

            (v).  No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

            (vi). All products and materials containing a Mark bear the proper registration notice where permitted by law.

          (f).   Copyrights.

            (i).   Part 3.21(f) of the Disclosure Letter contains a complete and accurate list and summary description of all registered Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances and other adverse claims.

          (g).  Trade Secrets.

            (i).   With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

            (ii).  Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

            (iii). One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

        3.22.    Certain Payments.    No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any legal requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

        3.23.    Disclosure.

          (a).  No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b).  No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c).  To the Knowledge of the Sellers or the Acquired Companies, there is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

        3.24.    Relationships With Related Persons.    No Seller or any Related Person of Sellers or of any Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses except as stated in Part 3.24 of the Disclosure Letter. No Seller or any Related Person of Sellers or of any Acquired Company is, or since the first day of the next to last completed fiscal year of the Acquired Companies has (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a

Person that has (i) business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engages in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in Part 3.24 of the Disclosure Letter, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against any Acquired Company.

        3.25.    Brokers or Finders.    Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        4.    Representations And Warranties Of Western.

        Western represents and warrants to Sellers as follows:

        4.1.    Organization and Good Standing.    Western is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Colorado, USA.

        4.2.    Authority; No Conflict.

          (a).  This Agreement constitutes the legal, valid, and binding obligation of Western, enforceable against Western in accordance with its terms. Upon the execution and delivery by Western of the Ancillary Agreements, the Ancillary Agreements will constitute legal, valid, and binding obligations of Western, enforceable against Western in accordance with their respective terms. Western has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements.

          (b).  Neither the execution and delivery of this Agreement by Western nor the consummation or performance of any of the Contemplated Transactions by Western will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to any provision of Western's articles or certificate of incorporation or bylaws; any resolution adopted by the board of directors or the stockholders of Western; any legal requirement or Order to which Western may be subject; or any Contract to which Western is a party or by which Western may be bound.

        Western is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3.    Certain Proceedings.    There is no pending action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding that has been commenced against Western and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Western's Knowledge, no such proceeding has been threatened.

        4.5    Name Change.    Western agrees to file an official name change for the Company and cease using the name "Finproject" as well as any related Marks or logos within 30 days after Closing.

        5.    Conditions Precedent To Western's Obligation To Close.

        Western's obligation to purchase the Shares and to take the other actions required to be taken by Western at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Western, in whole or in part):

        5.1.    Sellers' Performance.

          (a).  All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b).  Each document required to be delivered pursuant to Section 2.7 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all respects.

        5.2.    Consents.    Each of the consents identified in Part 3.2 of the Disclosure Letter must be in full force and effect.

        5.3.    Additional Documents.    Each of the following documents must have been delivered to Western:

          (a).  an opinion of Seller's counsel, dated the Closing Date, in a form acceptable to Western;

          (b).  such other documents as Western may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        5.4.    No Claim Regarding Stock Ownership or Sale Proceeds.    There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

        5.5.    No Prohibition.    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Western or any Person affiliated with Western to suffer any material adverse consequence under, (a) any applicable legal requirement or Order, or (b) any legal requirement or Order that has been published, introduced, or otherwise proposed by or before any governmental body.

        6.    Conditions Precedent To Sellers' Obligation To Close.    Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

        6.1.    Accuracy of Representations.    All of Western's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

        6.2.    Western's Performance.

          (a).  All of the covenants and obligations that Western is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b).  Western must have delivered each of the documents required to be delivered by Western pursuant to Section 2.7 and must have made the cash payments required to be made by Western pursuant to Sections 2.7(b)(i) and 2.7(b)(ii).

        6.3.    Consents.    Each of the consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

        6.4.    Additional Documents.    Western must have caused the following documents to be delivered to Sellers: such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Western, (ii) evidencing the performance by Western of, or the compliance by Western with, any covenant or obligation required to be performed or complied with by Western, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

        6.5.    No Injunction.    There must not be in effect any legal requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Western, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        7.    Termination.

        7.1.    Termination Events.    This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a).  by either Western or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b).  by Western if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Western to comply with its obligations under this Agreement) and Western has not waived such condition on or before the Closing Date; or

          (c).  by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

          (d).  by mutual consent of Western and Sellers; or

          (e).  by either Western or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 15, 2004 or such later date as the parties may agree upon.

        7.2.    Effect of Termination.    Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

        8.    Indemnification; Remedies.

        8.1.    Survival; Right to Indemnification Not Affected By Knowledge.    All representations and warranties of the Acquired Companies and/or the Sellers contained in this Agreement will remain operative and in full force and effect for a period of 2 years following the closing, with the exception of the representations and warranties contained in Sections 3.11 (Taxes) and 3.19 (Environmental), which shall remain in full force and effect for 7 years with respect to Environmental and for the applicable statute of limitations with respect to Taxes. The rights contained herein shall remain in full force and effect regardless of any investigation or disclosure made by or on behalf of the parties to this

Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Western' representations and warranties set forth in this Agreement shall terminate as of the earlier of (a) the termination of this Agreement or (b) 2 years from the Closing (without prejudice to any rights the Sellers may have for any violations of applicable law). All covenants of the parties shall survive according to their respective terms.

        8.2.    Indemnification and Payment of Damages.    Sellers, jointly and severally, will indemnify and hold harmless Western, the Acquired Companies, and their respective directors, officers, employees, agents, or other representatives, stockholders and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a).  any breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

          (b).  any breach by any Seller of any covenant or obligation of such Seller in this Agreement; or

          (c).  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

        For the purpose of this Agreement, John Massotta and Daniel J. Hunter shall be excluded from joint and several liability. The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to Western or the other Indemnified Persons.

        8.3.    Indemnification and Payment of Damages—Environmental Matters.    In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Western, the Acquired Companies, and the other Indemnified Persons for, and will pay to Western, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

          (a).  any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

          (b).  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or any

  Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

        Sellers will be entitled to control any Cleanup, any related action, arbitration, audit, hearing, investigation, litigation, or suit or other proceeding, and, except as provided in the following sentence, any other action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding with respect to which indemnity may be sought under this Section 8.3. The procedure described in Section 8.7 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.3.

        8.4.    Time Limitations.    Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3 (Capitalization), 3.11 (Taxes), and 3.19 (Environmental), unless on or before the second anniversary of the Closing, Western notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Western; a claim with respect to Section 3.3 (Capitalization),and 3.19 (Environmental), or a claim for indemnification based upon any covenant or obligation to be performed and complied with prior to the Closing Date, may be made within 7 years of the Closing. A claim with respect to Section 3.11 Taxes may be brought within the timeframe of the applicable statue of limitations.

        8.5.    Limitations on Amount.    Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 8.2 for individual claims exceeding $5000 Canadian Dollars and until the total of all Damages with respect to such matters exceeds $50,000 Canadian Dollars, and then for the amount of all Damages. Seller's total liablility for such matters shall not exceed fifty percent (50%) of the Purchase Price, provided however, that Seller's liabilities related to Environmental shall not exceed one hundred percent (100%) of the Purchase Price. In addition, this Section 8.5 will not apply to any breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such breaches.

        8.6.    Holdback; Right of Set-Off.

          (a).  Any Damages for which an Indemnified Person shall be entitled to indemnification pursuant to this Section 10 will be immediately payable to such Indemnified Person by the reduction of the Holdback amount by an amount equal to the amount of such Damages. Such reduction shall be effected by (i) first, reducing the Holdback amount by an amount equal to the amount of such Damages, and (ii) second, to the extent that the amount of such Damages exceeds the available Holdback or if the Holdback has already been paid to the Sellers, by notifying Sellers of an indemnification claim pursuant to Section 8.2 and 8.3. The parties acknowledge and agree that in the event of a dispute (as defined in Section 11.5) between the parties which relates, directly or indirectly, to a claim by an Indemnified Person under this Section 8, a portion or all of the Holdback that may otherwise be payable to the Sellers, up to an amount equal to the Estimated Claim Amount may be withheld by Western pending resolution of such dispute in accordance with Section 9.5, and, if such dispute is resolved in the Sellers' favor, Western shall not be liable for any damages to any of the Sellers resulting from or arising in connection with the payment of the Holdback being so withheld pending resolution of such dispute. The term "Estimated Claim Amount" means Western' good faith estimate of the Damages for which it may be entitled to indemnification hereunder in relation to any claim (which amount, in the case of a Third Party Claim, may include the entire amount of Damages claimed by a third party plaintiff against the Indemnified Person(s)).

          (b).  An Indemnified Person may apply claims for indemnification against the Holdback in whole or partial satisfaction thereof and may recover the Holdback amount to the extent of such claims, in accordance with the terms of this Agreement, without first making any other claims directly against the Sellers or Company, without rescinding or attempting to rescind any transaction consummated by this Agreement and without first exhausting any other remedies that may be available to it with respect to the subject matter of any claim, and such Indemnified Person will proceed directly in accordance with the provisions of this Agreement.

          (c).  Western will pay the Escrow Amount (reduced as provided in Section 10.6(a) above, if applicable) to the Sellers as stated in Section 2.4(c) of this Agreement, or such later date as all outstanding claims as of the Closing Date for which an Indemnified Person may be entitled to indemnification under this Section 10 have been resolved.

        8.7.    Procedure for Indemnification—Third Party Claims.

          (a).  The law firm of McCarthy Tetrault, LLP (Quebec City Office) shall act as representative (the "Representative") of all Sellers for purposes of the indemnification provisions of this Section 8 (except as set forth in Section 8.7(d) below) until such time as he may be replaced in accordance with Section 8.7(e) below, and is duly authorized to be such Representative and may bind the Sellers. Promptly after the receipt of notice of, or discovery of, any demand or other basis for any claim by an Indemnified Person, the Indemnified Person will give the Representative a Notice of Claim (as defined in and in accordance with Section 8.8) provided, however, that any omission or delay in so notifying the Sellers shall not relieve the Sellers from any liability which the Sellers may have to any Indemnified Person unless and to the extent only that the Sellers do not otherwise learn of such demand and such omission or delay results in the forfeiture by the Sellers of material rights and defenses. An Indemnified Person may assert a claim at any time prior to the applicable Release Date. Within ten (10) calendar days of delivery of a Notice of Claim, the Representative may, at the expense of the Sellers, elect to contest such claim and in such event, the contest of such claim will be conducted in accordance with Section 9.5.

          (b).  In the event that the claim involves a demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person(s) (a "Third Party Claim"), the Representative may elect to defend such Third Party Claim (acting in accordance with this Section 8) to conclusion or settlement satisfactory to the Indemnified Person (and if the Indemnified Person is Western) subject to using counsel reasonably acceptable to the Indemnified Person and the payment of all Damages as they are incurred, including fees and expenses in connection with the investigation and settlement of such Third Party Claim, as such Damages are incurred; provided, that the Representative may not elect to defend or settle any such Third Party Claim if such Third Party Claim includes a request for equitable relief against the Indemnified Person(s).

          (c).  If the Representative makes the foregoing election with respect to the defense of any Third Party Claim, the Indemnified Person will have the right to participate at its own expense in all proceedings with respect to such Third Party Claim. If the Representative does not make an election to defend such Third Party Claim, the Indemnified Person shall be free to handle the defense of any such Third Party Claim, will take all necessary steps to defend such Third Party

  Claim to conclusion or settlement satisfactory to the Indemnified Person, will notify the Representative of the progress of any such Third Party Claim, will permit the Representative at the sole cost of the Representative to participate in such defense and, except in the case of an actual or potential conflict of interest between the Indemnified Person(s) and the Sellers, will provide the Representative with reasonable access to all relevant information and documentation relating to the Third Party Claim and the Indemnified Person's defense thereof. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the defense of such Third Party Claim. The Representative will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed provided, that any Indemnified Person shall not be required to obtain the consent of the Sellers to compromise or settle in good faith any Third Party Claim in the following circumstances: (A) the Indemnified Person releases the Sellers from any liability to indemnify the Indemnified Persons hereunder from any such Third Party Claim; or (B) the part of the Third Party Claim that is settled relates only to equitable relief, or (C) the Majority Sellers fail to agree on the appointment of a Representative pursuant to Section 8.7(e) or on the conduct of the defense or settlement of such Third Party Claim. In the event that a Third Party Claim is settled by an Indemnified Person with the written consent of the Representative or in the circumstances described in the preceding sentence, the Sellers agree to indemnify and hold harmless the Indemnified Person for the entire amount of such settlement, all other Damages incurred prior to the date of such settlement and Damages incurred in relation to the settlement, including fees and expenses, as such Damages are incurred. Any settlement (by the Indemnified Person, if the Indemnified Person controls the defense of such Third Party Claim) or by the Representative, if the Representative controls the defense of the Claim on behalf of Sellers) of any pending or threatened Third Party Claim in respect of which any Indemnified Person or the Sellers, as the case may be, is or could have been a party shall include an unconditional release of such Indemnified Person(s) or the Sellers, as the case may be, (whether or not such Indemnified Person(s) or Sellers, as the case may be, are party(ies) to the proceedings for such Third Party Claim) from all liability with respect to all Claims asserted and filed by such third party against such Indemnified Person or the Sellers, as the case may be, and any unasserted Claims relating to, or arising out of, the same alleged facts, events or circumstances that underlie the Third Party Claim and such settlement shall not include an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Person(s) or the Sellers as the case may be.

          (d).  The Representative shall have the power to act for the Sellers with respect to all transactions contemplated by this Agreement, and in connection with any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with transactions contemplated by this Agreement, including without limitation, the power (i) to act for the Sellers with regard to matters pertaining to the indemnification referred to in this Agreement, including the power to compromise any claim on behalf of the Sellers and to transact matters of litigation; (ii) to do or refrain from doing any further act or deed on behalf of the Sellers which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, as fully and completely as each Seller could do if personally present; (iii) to receive all notices and service of process on behalf of the Sellers in connection with any claims or matters under this Agreement.

          (e).  The Sellers holding a majority of the voting power of the shares of the Company Capital Stock at the date of this Agreement (the "Majority Sellers") shall have the power to substitute any other Seller (with such Seller's consent) as a successor Representative hereunder. In the event that the Representative is unable to perform his duties hereunder and unable to substitute a successor Representative by reason of the death or incapacity of the Representative and no substitute

  Representative has previously been appointed, a substitute Representative shall be appointed by the Majority Sellers.

          (f).   The Representative shall act for the Sellers on all matters set forth in this Agreement in a manner the Representative believes to be in the best interests of the Sellers and consistent with his obligations under this Agreement, but the Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by reason of the performance by the Representative of his duties under the Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement. The Sellers agree, jointly and severally, to indemnify and hold harmless the Representative for any loss or damage arising from the performance of his duties as Representative hereunder, including, without limitation, the cost of any accounting firm or legal counsel retained by the Representative on behalf of the Sellers, but excluding any loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.

          (g).  All actions, decisions and instructions of the Representative taken, made or given pursuant to the authority granted to the Representative hereunder shall be conclusive and binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Western hereby acknowledges that the Representative may with respect to any particular action, decision or instruction, solicit the consent of the Sellers before acting.

          (h).  With regard to any obligation by the Sellers in this Section 8 to pay any fees, costs, or other Damages as they are incurred, the Sellers shall pay such fees, costs or other Damages, without setoff or counterclaim, within thirty days of being receiving an invoice for such Damages by the Indemnified Person(s).

          (i).   The provisions of this Section 8 are independent and severable, shall constitute an irrevocable power of attorney coupled with an interest and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Seller.

          (j).   Sellers hereby consent to the non-exclusive jurisdiction of any court in which any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

        8.8.    Notice of Claim.    Each notice of a claim by an Indemnified Person pursuant to this Section 8 (the "Notice of Claim") will be in writing and will contain the following information:

            (i)    The Estimated Claim Amount (as defined in Section 8.6(a)); and

            (ii)   A brief description, in reasonable detail (to the extent reasonably available to the Indemnified Person), of the facts, circumstances or events giving rise to the alleged claim and/or Damages based on the Indemnified Person's (or if the Indemnified Person is Company, Western') good faith belief thereof, including, without limitation, the identity and address of any third party claimant (to the extent reasonably available to the Indemnified Person), and copies of any formal demand or complaint.

        9.    General Provisions.

        9.1.    Expenses.    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        9.2.    Public Announcements.    Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties determine. Unless consented to by Western in advance or required by legal requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Western will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Western will have the right to be present for any such communication.

        9.3.    Confidentiality.    Between the date of this Agreement and the Closing Date, Western and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Western and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from written information stamped "confidential" when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

        If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

        9.4.    Notices.    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

    Sellers:

      Finproject S.p.A.
      62010 Morrovalle (MC)
      C.DA Campomaggio, Italy
      Attention: Carlo Sironi
      Facsimile No.: 0039-0733 564489

    with a copy to:

      McCarthy Tetrault, LLP
      1150, rue de Claire-Fontaine, 7e etage
      Quebec, Canada G1R 5G4
      Attention: Francois Amyot
      Facsimile No.: (418) 521-3098

    Western:

      Western Brands, LLC
      6273 Monarch Park Place,
      Niwot, CO, 80503
      Attention: Ron Snyder and George Boedecker
      Facsimile No.: (303) 468-4266

    with a copy to:

      Ogilvy Renault
      500 Grande Allee Est, Bureau 520
      Quebec, Canada G1R 2J7
      Attention: Bernard Choquette
      Facsimile No.: (418) 640-1500

        9.5.    Dispute Resolution; Governing Law.    [NOTE: New language to be added calling for acceptable arbitration in Canada- Must consult with local attorneys]

          (a).  The internal laws of the province of Quebec and Canada (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute between the parties hereunder shall be settled by arbitration in Quebec City, Canada and, except as herein specifically stated, in accordance with the commercial arbitration rules of the Canadian Center for International Arbitration ("CCIA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules, which may now or hereafter be contained in the CCIA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

          (b).  Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the Canadian Center for International Arbitration, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. The arbitration will be conducted in English and interpreted in Italian.

          (c).  The Canadian Center for International Arbitration will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Canadian contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the Canadian Center for International Arbitration will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the Canadian Center for International Arbitration (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the Canadian Center for International Arbitration the person who will act as the arbitrator.

          (d).  Western and the Sellers will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

          (e).  For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

          (f).   Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages.

          (g).  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

          (h).  Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal or state courts located in the province of Quebec in the judicial district of Quebec, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

        9.6.    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        9.7.    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        9.8.    Entire Agreement and Modification.    This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Western and Sellers dated April 9, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        9.9.  Disclosure Letter.

In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        9.10.    Assignments, Successors, and No Third-Party Rights.    Neither party may assign any of its rights under this Agreement without the prior consent of the other parties[, which will not be unreasonably withheld,] except that Western may assign any of its rights under this Agreement to any Subsidiary of Western. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this

Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        9.11.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        9.12.    Section Headings, Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        9.13.    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        9.14.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WESTERN:		SELLERS:
4246519 Canada, Inc.		Finproject Group S.p.A
By:	/s/ RONALD SNYDER	By:	/s/ CARLOS SIRONI
3107019 Canada, Inc.
/s/ ANDREW REDDYHOFF
Daniel J. Hunter
/s/ DANIEL J. HUNTER
John Massotta
/s/ JOHN J. MASOTTA

STOCK PURCHASE AGREEMENT

between

Finproject Group, S.p.A., 3107019 Canada, Inc., Daniel J. Hunter and John Massotta

and

4246519 Canada, Inc.

Dated June 29, 2004

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  Exhibit 10.14
STOCK PURCHASE AGREEMENT
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AGREEMENT
STOCK PURCHASE AGREEMENT